Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-77648) pertaining to the Employee Stock Option Plan of Cygne Designs, Inc. and in the Registration Statement (Form S-8 No. 33-77650) pertaining to the Stock Option Plan for Non-Employee Directors of Cygne Designs, Inc. of our report dated April 10, 2003 with respect to the consolidated financial statements and schedule of Cygne Designs, Inc. and Subsidiaries, included in The Annual Report (Form 10-K) for the year ended February 1, 2003.

/S/    MAHONEY COHEN & COMPANY, CPA, P.C.

New York, New York

April 30, 2003